Exhibit 99.1

Caribou Biosciences Provides Business Update and Reports Second Quarter 2021 Financial Results

Completed upsized initial public offering of common stock, raising $349.6 million in gross proceeds including full exercise of underwriters’ option to purchase additional shares

ANTLER Phase 1 clinical trial of CB-010 in relapsed or refractory

B cell non-Hodgkin lymphoma ongoing

Expanded company’s board of directors with appointment of Nancy Whiting, Pharm.D.

BERKELEY, CA, September 2, 2021 (GLOBE NEWSWIRE) – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today reported business highlights and financial results for the second quarter of 2021.

“2021 has been a transformational year for Caribou, and we believe that our highly successful IPO speaks to the enormous potential of the company’s chRDNA technology to deliver innovative, transformative therapies for patients with devastating diseases,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. "In July, we announced the dosing of the first patient in our ANTLER Phase 1 clinical trial evaluating our lead product candidate, CB-010, in relapsed or refractory B cell non-Hodgkin lymphoma. In addition to this program, we have three other wholly-owned allogeneic cell therapy product candidates in our pipeline, and we are collaborating with AbbVie to research and develop two additional allogeneic CAR-T programs for AbbVie using our Cas12a chRDNA technology.”

Business Highlights

Dosed the first patient in Phase 1 clinical trial of CB-010. In July 2021, Caribou reported dosing the first patient in its ANTLER Phase 1 clinical trial of CB-010. The ANTLER trial is evaluating CB-010 in patients with relapsed or refractory B cell non-Hodgkin lymphoma (B-NHL), and initial data from the trial are expected in 2022.

Completed upsized IPO raising $349.6 million in gross proceeds. In July 2021, Caribou completed its IPO, selling 19,000,000 shares of its common stock at a price to the public of $16.00 per share, for gross proceeds of $304.0 million. In August 2021, the underwriters fully exercised their option to purchase an additional 2,850,000 shares of common stock at the IPO price, increasing the total number of shares sold by Caribou in the IPO to 21,850,000 shares and the aggregate gross proceeds to $349.6 million. Aggregate net proceeds from the IPO, after deducting underwriting discounts and commissions and other offering expenses payable by Caribou, were $321.0 million.

Expanded Caribou’s board of directors. In August 2021, Nancy Whiting, Pharm.D., was appointed to Caribou’s board of directors. Dr. Whiting, who most recently served as executive vice president, corporate strategy, alliances and communication of Seagen, Inc., brings over 17 years of biotechnology industry expertise in drug and portfolio development as well as significant strategic leadership experience. Dr. Whiting joins Scott Braunstein, M.D., Andrew Guggenhime, Rachel Haurwitz, Ph.D., and Natalie Sacks, M.D., on Caribou’s board of directors. In July 2021, Mr. Guggenhime assumed the roles of chair of the board of directors and chair of the audit committee.

Published data demonstrating the significantly improved specificity of Caribou’s proprietary CRISPR hybrid RNA-DNA (chRDNA) guide technology compared to all-RNA guides. In September 2021, Caribou and its collaborators published studies in an article entitled, “Conformational control of Cas9 by CRISPR hybrid RNA-DNA guides mitigates off-target activity in T cells,” in the journal Molecular Cell.

Upcoming Milestones

CB-010: Caribou expects initial data from the ongoing ANTLER Phase 1 trial in patients with relapsed or refractory B-NHL in 2022. CB-010 is an allogeneic anti-CD19 CAR-T cell therapy derived from healthy donor T cells engineered using Cas9 chRDNA technology to introduce a CD19-specific CAR into the TRAC gene locus, thus eliminating expression of the T cell receptor to reduce the risk of graft versus host disease. The T cells are further modified to knock out the PDCD1 gene, preventing the expression of the PD-1 protein, to boost the persistence of CAR-T cell antitumor activity.

CB-011: Caribou expects to file an Investigational New Drug (IND) application for its CB-011 program in 2022. CB-011 is an allogeneic anti-BCMA CAR-T cell therapy derived from healthy donor T cells that is being developed as a potential treatment for relapsed or refractory multiple myeloma. Caribou is engineering healthy donor T cells using its proprietary Cas12a chRDNA technology to introduce a BCMA-specific CAR into the TRAC gene locus. In addition, Caribou utilizes an immune cloaking strategy designed to prevent rapid immune rejection of CB-011. This strategy comprises two edits: knockout of the endogenous B2M gene and site-specific insertion of a B2M–HLA-E fusion gene into the T cell genome.

CB-012: Caribou expects to file an IND application for its CB-012 program in 2023. CB-012 is an allogeneic anti-CD371 CAR-T cell therapy derived from healthy donor T cells for the potential treatment of relapsed or refractory acute myeloid leukemia. CB-012 cells are engineered using Caribou’s proprietary Cas12a chRDNA technology to introduce a fully-human CD371-specific CAR into the TRAC locus and to armor the cells to promote persistence.

CB-020: Caribou expects to announce target selection for its CB-020 program in 2022. CB-020, a CAR-NK product candidate, is the lead program in Caribou’s proprietary genome-edited iPSC-derived natural killer (iNK) cell therapy platform. Multiplex-edited CAR-NKs hold significant potential for treating a variety of solid tumor types.

Second Quarter 2021 Financial Results

Cash and cash equivalents: Caribou finished the second quarter of 2021 with cash and cash equivalents of $129.5 million. Cash and cash equivalents as of June 30, 2021, do not include $321.0 million in aggregate net proceeds from the company’s IPO completed in July and August of 2021.

Licensing and collaboration revenue: Revenue generated from Caribou’s licensing and collaboration agreements was $1.5 million for the second quarter of 2021, compared to $8.5 million for the second quarter of 2020. The decrease was primarily due to revenues recognized pursuant to an exclusive license agreement the company entered into during the second quarter of 2020.

R&D expenses: Research and development expenses increased by $4.7 million to $12.3 million in the second quarter of 2021, up from $7.6 million in the second quarter of 2020. The increase in research and development expenses was primarily due to an increase in costs associated with intellectual property license and assignment agreements, costs associated with pre-clinical programs, an increase in payroll and related expenses, an increase in the fair value of the Memorial Sloan Kettering Cancer Center (MSKCC) success payments liability, and an increase in facilities and other allocated expenses.

G&A expenses: General and administrative expenses increased by $2.0 million to $5.1 million in the second quarter of 2021, up from $3.2 million in the second quarter of 2020. The increase in general and administrative expenses was primarily due to an increase in recruiting and personnel costs, legal and accounting services, and facilities and maintenance expenses.

Net loss: Caribou reported a net loss of $14.3 million in the second quarter of 2021, compared with a net loss of $1.9 million for the second quarter of 2020.

About Caribou Biosciences, Inc.

Caribou is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to transforming the lives of patients with devastating diseases by applying the company’s proprietary chRDNA technology toward the development of next-generation, genome-edited allogeneic immune cell therapies. The company is developing a pipeline of genome-edited, off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of both hematologic malignancies and solid tumors. The therapies target cell surface antigens for which autologous CAR-T cell therapeutics have previously demonstrated clinical proof-of-concept as well as additional emerging targets.

For more information about Caribou, visit www.cariboubio.com and follow the company @CaribouBio.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans and objectives, and expectations regarding its clinical and preclinical development programs, including its timing expectations. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation the risks inherent in drug development such as those associated with the initiation, cost, timing, progress and results of current and future research and development programs, preclinical studies, and clinical trials, as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its final prospectus filed on July 23, 2021. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. Media Contact:	Caribou Biosciences, Inc. Investor Relations Contacts:
Greg Kelley	Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Ogilvy	Wheelhouse LSA
gregory.kelley@ogilvy.com	lwolffe@wheelhouselsa.com
617-461-4023	swheeler@wheelhouselsa.com

Condensed Consolidated Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$129,524	$15,953
Total assets	158,397	36,046
Total liabilities	55,938	18,160
Convertible preferred stock	150,150	41,323
Total stockholders' (deficit)	(47,691)	(23,437)

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Licensing and collaboration revenue	$1,476	$8,478	$3,062	$10,178
Operating expenses:
Research and development	12,327	7,580	22,491	16,221
General and administrative	5,113	3,153	9,709	6,641
Total operating expenses	17,440	10,733	32,200	22,862
Loss from operations	(15,964)	(2,255)	(29,138)	(12,684)
Other income (expense):
Interest income	46	11	50	153
Interest expense	(2)	(5)	(8)	(8)
Change in fair value of equity securities	-	-	-	(733)
Gain on extinguishment of PPP loan	1,584	-	1,584	-
Other income	25	327	42	348
Total other income (expense)	1,653	333	1,668	(240)
Net loss before provision for income taxes	(14,311)	(1,922)	(27,470)	(12,924)
Benefit from income taxes	—	(50)	—	(1,252)
Net loss and comprehensive loss	$(14,311)	$(1,872)	$(27,470)	$(11,672)
Net loss per share, basic and diluted	$(1.39)	$(0.22)	$(2.78)	$(1.38)
Weighted-average common shares outstanding, basic and diluted	10,261,770	8,441,934	9,882,715	8,435,672